Exhibit 99.2

On October 26, 2012, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Michael Nathanson Nomura Hersh Khadilkar Morgan Stanley John Janedis UBS Securities Peter Stabler Wells Fargo Securities	Matt Chesler Deutsche Bank Securities Anthony J. DiClemente Barclays James Dix Wedbush Securities David Bank RBC Capital Markets Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning, and welcome to the Interpublic Group third quarter 2012 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you.  Good morning, and thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us for our review of our third quarter and nine months 2012 results.  As usual, I’ll begin by covering key highlights and developments.  Frank will then provide additional financial detail.  I’ll conclude with an update on our agencies, to be followed by the Q&A.

Beginning with revenue in the quarter, our organic decrease of 0.9% was made up of 5.2% international growth and a 5.4% decrease in the U.S.  These results reflect greater caution on the part of our clients, particularly in September, headwinds from 2011 losses and extremely challenging third quarter comparisons.

As you’ll recall, our industry-leading growth of 8.7% in last year’s third quarter was driven by 10% growth in the U.S. and benefitted from a revenue shift of $26 million from Q2 into Q3.  In addition, we continued to see the impact from last year’s account losses, which was 2.5% in the quarter, most notably in the Consumer Goods sector.  And in the U.S., that number was approximately 4%.

In the U.S., we had growth at our media businesses, our digital agencies and the marketing services specialists in our CMG segment, as well as a number of our integrated U.S. independents.  From a sector perspective, we grew in the Auto and Financial Services verticals, while the softness that we noted on our second quarter call in the Pharma and Retail sectors continued in Q3.

The solid international results were on top of an outstanding performance in several markets a year ago.  We were led by our U.K. market, with an organic increase of 25%, which included several large assignments related to the Olympics.  The AsiaPac region had solid growth on top of a 15% increase a year ago.  In LatAm, organic growth was flat from last year, but it’s worth noting that Q3 last year featured over 20% growth in LatAm, and the region is up almost 10% organically year-to-date in 2012.

Turning to expenses, our results in the quarter reflect careful and effective cost management.

Sequentially, from Q2 to Q3 all of our major expense categories were flat or decreased.  The only exception was pass-through expenses, which are directly offset in revenue, and this was due to our high volume of Olympic projects connected to the London Games.

Q3 operating profit was $131 million, and operating margin was 7.9%.  Profit performance in the prior-year period was the best of any third quarter in our Company’s history, which made for another tough comp.

Q3 diluted earnings per share of $0.15 compares to $0.16 in Q3-11, excluding the impact of our Facebook transaction a year ago.

In the third quarter we continued to drive value from our balance sheet.  We repurchased approximately 8 million shares in the quarter, for $83 million.  This brings our repurchases to 19 million shares and $201 million through the nine months.  Over the past twelve months, we’ve put approximately $600 million to work in the form of share repurchases, dividends and retiring long-term debt.

Diluted shares in the quarter decreased 15% from last year’s third quarter, due to our share repurchases and elimination of a convertible debt issue earlier this year, as well as dilution from our convertible preferred shares last year.

Looking ahead, Q4 is always critical since it is our seasonally largest quarter and our most significant profit contributor.  We expect to achieve revenue and profit growth in the fourth quarter.

With respect to the full year, we anticipate positive organic revenue performance.  Given our growth through the nine months and client caution, we now expect a lower rate of growth for the year than we had previously targeted.

In 2012 we will see year-on-year improvement with respect to operating margin.  On a trailing twelve months to September 30, our margin increased 30 basis points.  This demonstrates that we can enhance profitability at lower rates of revenue growth.  Once again, Q4 will be key, but we believe that with organic revenue growth of at least one percent for the full year and a continued focus on costs, a 50-basis-point improvement in operating margin remains attainable.

By the end of the fourth quarter, we will finish cycling the impact of last year’s account losses on our top line.  Consequently, we’re confident that we will be in a position to grow at the rate of our industry in 2013.  Our track record of cost discipline means that, with competitive growth, we are well-positioned to achieve further margin expansion, ultimately to our stated goal of fully competitive profitability.

We continue to repurchase our shares, and have additional accretive opportunities in our debt profile available to us over the next nine months to drive incremental value creation.

Now, I’ll  turn it over to Frank, and after his remarks, I’ll return with some observations on the tone of our business at our agencies.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of our results:

•	Our organic revenue change was a decrease of 0.9% in Q3, against 8.7% growth last year.

•	We continued our strong expense discipline across the Company. Our quarterly progression from Q2 to Q3 was well-controlled, and year-on-year expense growth was 1.2% organically.

•	Q3 operating income was $131 million, and operating margin was 7.9%.

•	Q3 diluted earnings per share was $0.15.

•
We ended the quarter with $1.2 billion of cash and short-term marketable securities on the balance sheet.  That total does not include our ownership interest in Facebook, and reflects our share repurchase, dividends and deleveraging activity during the past 12 months.  In that time, we also invested $190 million in acquisitions, focused in high-growth digital, marketing services and specialty disciplines, as well as high-growth markets around the world.

Turning to slide 3, you’ll see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.  Our average basic share count for the quarter was 431 million, a decrease of 7% from a year ago, which reflects our share repurchases activity over the past twelve months.  Average dilutive shares for the quarter decreased 15%, which also reflects the retirement of convertible debt earlier this year, and dilution from our convertible preferred shares in Q3 2011.

Turning to operations on slide 4, beginning with revenue:

•	Revenue in the quarter was $1.67 billion, a reported decrease of 3.2%.

o	Compared to Q3 2011, the impact of changes in exchange rates was a negative 310 basis points.

o	The effect of net acquisitions and dispositions added 80 basis points of revenue growth.

o	Our organic decrease was 0.9%, or $16 million.

•	Over the first nine months of the year, organic revenue growth was 0.8%.

•	As we called out on our last conference call, revenue headwinds are approximately 3% for the full year, and they were 2.5% in Q3.

•
As you can see on the bottom of this slide, the organic revenue decrease at our Integrated Agency Networks segment was 4.0% in the quarter, reflecting greater-than-3% headwinds.  Last year’s third quarter organic growth for IAN was 8.3%.

•
Organic growth at our CMG segment was 14.0%.  This includes project work from the Olympics in the U.K., as well as solid growth across our portfolio of marketing services specialists, including PR, events, sports marketing and branding.  This performance is on top of Q3 2011 organic growth of 10.9%.

Moving to slide 5, revenue by region:

•	In the U.S., our decrease was against growth of 10% last year and reflects domestic headwinds of nearly 4%.

o	We saw growth in the U.S. from our integrated independent agencies, our media businesses and at CMG.

o
We had client sector growth in the U.S. in Auto & Transportation and Financial Services.  The Consumer Goods sector decreased, and, as with Q2 this year, the Retail sector decreased, but this was compared to a 30% increase a year ago.  We continued to see softness across much of the Pharma category, due in large part to the industry’s “patent cliff.”

•	Turning to international markets, organic growth was 5.2%. That’s on top of solid growth of 6.7% a year ago.

o	The U.K. was a key driver. Organic revenue growth was 25.3%, which was helped by a portfolio of Olympic project work across a range of clients.

o
Continental Europe was flat organically in Q3.  We continued to grow in Germany, our largest market on the Continent.  We had a small decrease in France.  It’s worth noting that we continued to see pressure on other markets such as Italy and Spain due to the harsh economic environment.  On a reported basis, double-digit percentage decreases in the quarter and nine months reflect the effect of the stronger U.S. dollar against the Euro.

o
AsiaPac grew 5.3% organically and is up 11.7% for the nine months.  Q3 performance was on top of 15% growth a year ago.  We were led by growth in media and marketing services, with notable increases in Australia, China, India and several smaller markets in the region.  We grew with existing clients as well as new client wins.

o	In LatAm, Q3 was flat against 22% growth a year ago. For the nine months, organic growth is 9.7%.

o
In our “Other Markets” group, revenue decreased 1.8% organically, which reflects decreased revenue in Canada, as well as in the Middle East and North Africa region, partially offset by growth in South Africa.

On slide 6, we chart the longer view of our organic revenue change on a trailing-twelve-month basis.  The most recent data point is 1.4%, which is updated to include Q3 2012.

Moving on to slide 7 and our operating expenses:

•
Our operators continue their effective focus on expense management.  In Q3, operating expenses were flat to down in all of our major expense categories, with the exception of pass-throughs that increased with the growth in our events business.  From a year-on-year standpoint, operating expenses grew only 1.2% organically, including the growth of our pass-through expenses.  But the decrease in our top line put pressure on our expense leverage in the quarter.

•
Total salaries and related expenses were 63.7% of revenue in Q3, compared to 63.0% a year ago.  On a trailing-twelve-month basis to September 30, salaries and related leverage was 63.1%, compared to 63.4% for the same period a year ago, an improvement of 30 basis points.

o	Our leverage on base payroll, benefits and tax was 53.8% in Q3, compared with 51.5% a year ago, which is primarily due to our revenue decrease.

o
Average Q3 headcount grew by 2% compared to the same period a year ago, with approximately half of our increase from net acquisitions.  The balance of our hiring reflects organic investment in growing disciplines, including media, public relations, and in digital services throughout our agencies.  It also supports our growth in markets such as China, India and Brazil.  Offsetting these investments were decreases in Continental Europe and the U.S., tracking revenue decreases.  Quarter-end headcount was 43,500.

o	Severance expense was 1.0% of Q3 revenue, compared with 1.1% a year ago.

o	Incentive expense in the quarter was 2.3% of revenue, compared with 4.1% a year ago. Q3 reflects a lower incentive accrual compared to Q3 2011, due to our latest projections for full-year revenue.

•	Turning to Office & General expenses, on the lower half of this slide:

o
O&G was $475 million in Q3, which is an increase of 2.0% from a year ago, due to higher pass-through expenses.  O&G increased $22 million on an organic basis, $21 million of which was pass-through expenses.  These are direct costs, offset in revenue.

o
Moving on, we drove 20 basis points of leverage on occupancy expense compared to a year ago, as we continue to find efficiencies in our real estate portfolio.  Occupancy was 7.2% of revenue, compared with 7.4% a year ago.

On slide 8, we show our operating margin improvement on a trailing-twelve-month basis, with the most recent data point of 9.4% for September 30.

Turning to the current portion of our balance sheet, on slide 9:

•
We ended the quarter with $1.2 billion in cash and short-term marketable securities, excluding our remaining ownership in Facebook, compared with $1.8 billion a year ago, a decrease of approximately $600 million.

•
The comparison includes $440 million returned to shareholders over the last twelve months in the form of share repurchases and common stock dividends, as well as the reduction of our long-term debt by $150 million.  We have also invested approximately $190 million in acquisitions over the past twelve months.

•
The “restricted marketable securities” line seen here, $95 million, is our remaining 4.4 million shares in Facebook, marked to market as of September 30.  The restriction lapses in the middle of the next month.

On slide 10 we turn to cash flow for the quarter:

•
Cash used in operations was $104 million, compared with cash generation of $158 million in Q3 2011.  Cash used in working capital was $240 million, compared with use of $34 million last year, due to the impact of trailing account losses and our slower Q3 growth.

•
In Investing Activities, we used $131 million, primarily for acquisitions and cap-ex.  Acquisitions in Q3 reflected our emphasis on high-growth disciplines and expanding our digital capabilities.  Our acquisitions in Q3 included a healthcare technology and market research specialist agency and a leading shopper marketing agency.

•	Financing Activities used $98 million, the largest components of which were $83 million for share repurchases, and $26 million for our quarterly common stock dividend.

•	The net decrease in cash and marketable securities in the quarter was $313 million.

On slide 11, you see our total debt outstanding at the end of Q3 as well as our year-end from 2007 through 2011.  Our total debt reduction since the end of 2007 has been nearly $700 million, to the level you see here of $1.68 billion.  Over the next nine months, we will have additional opportunities to address nearly half of our outstanding total, to further improve our balance sheet and reduce our effective cost of debt.  In March of next year we can call our $200 million of 4.75% convertible debt, which includes 17 million dilutive shares.  In July we have the option to call our 10% $600 million senior notes at a price of 105.

Turning to slide 12, in summary, we are managing a challenging top line with disciplined cost control.  We continue to utilize our balance sheet to drive value, with additional opportunity in front of us.  And we remain confident of our ability to drive margin improvement with sustained growth.

With that, let me now turn it back over to Michael.

Mr. Roth:
Thank you, Frank.

Well as we already noted, during the third quarter the combination of increased client caution, steep comps, especially in the U.S., and headwinds from 2011 client losses, again concentrated in the U.S., outweighed our growth internationally and at a number of our agencies.

The momentum at Mediabrands and across the CMG portfolio continues to be positive.  Those agencies are picking up new assignments, building leading-edge digital expertise and winning market share, particularly in Weber Shandwick and GolinHarris.  We are also seeing strong performance at R/GA and HUGE, as well as within the digital capabilities embedded throughout all our agencies, including the U.S. independents.

Draftfcb has made progress in replacing revenue from two large client losses, developing its offering in digital and marketing services and effectively managing costs.  Lowe continues to build on its leadership position with Unilever and as a top creative network focused on emerging markets.  The transformation at McCann continues, major clients are increasingly seeing the best of its integrated marketing solutions, and we are committed to supporting this great brand by investing in its talent and its resources.

New business performance this year is on a more solid footing, and we were net new business positive through the third quarter.

Year-to-date, performance in the BRIC markets has been very strong, with growth north of 12%, on top of even better performance in 2011.  Relative to our peers, we are very competitively represented in emerging economies in our revenue mix, so we should continue to enjoy the benefits of being in those higher-growth markets.

We have outstanding agencies in India and Brazil, across all our global networks.  Brazil and Argentina are also [proving] to be promising markets for our digital agencies and a great source of digital talent.  As we’ve said before, our investment in China will largely be organic, through talent acquisition and development.

In the other high-growth area of the business, digital, we continue to see significant progress across the portfolio.  This is an area that has contributed very good growth year-to-date.  We’ll stay focused on adding to our capabilities through hiring and training, as well as incubation of new capabilities, such as MAP, our digital audience platform and automated trading desk.  We’ll also support further international expansion for R/GA and HUGE, on top of a tactical digital M&A activity at our major global networks.

To reiterate, we expect to see organic revenue growth in the fourth quarter and to achieve positive organic revenue performance for the full year.

We are committing to delivering year-on-year improvement in operating margin for 2012.  From the second to the third quarter of this year, we continued to demonstrate strong expense management.  In fact, over the past 12 months, organic cost increases have lagged organic revenue growth.  Therefore, as mentioned earlier, a 50-basis-point improvement in operating margin remains attainable with annual organic revenue growth of at least one percent.

It’s worth noting that our 2012 incentive compensation plans were built around the revenue and margin targets we set going into this year, so accountability for performance against these goals is very much in place.

Looking forward, we should be going into 2013 in a much better position than we did this year.  We’re positioned to achieve competitive growth, which in turn will allow us to deliver further margin expansion.  We’ve also called out additional opportunities in our debt profile that will present themselves in the next nine months.  And our share repurchase and dividend programs will continue to be strong drivers of value creation.

While this year has proven to be more challenging on revenue than anticipated, we continue to manage the business effectively.  The quality of our offerings is sound, and we’re focused on making improvements where and when required.  We have great digital expertise and presence in high-growth emerging markets.  Above all, our ability to help clients manage in an increasingly complex consumer and media landscape represents a significant opportunity.

These factors position us well for the balance of this year and to create shareholder value in the years to come.

Thank you.  I’ll open up the floor now for questions.

QUESTIONS AND ANSWERS

Operator:
. . . Our first question comes from Alexia Quadrani from JPMC. . . .

Alexia S. Quadrani, J.P. Morgan:
Thank you very much.  If you can give us a little bit more color on the weakness in the U.S.  How much worse was September versus the rest of the quarter?  Anything one-tim-ish in it, or should we assume that the pull-backs will continue?  I know you had some very difficult comps in the quarter; just trying to quantify how much the weakness was sort of incremental client caution that you mentioned, or just some sense of what the trend is in the underlying business going into Q4.

Michael Roth, Chairman of the Board and Chief Executive Officer:
You know, Alexia, we were positive in July and August in terms of organic growth.  Frankly, the decline in September was a bit of a surprise to us.  But frankly, we’re seeing that in our whole industry.  I think we’ve seen it in all of our peers who have mentioned it.  Obviously, there weren’t any one specific items that caused that, and what we’re seeing as a general tone is this concern and uncertainty with respect to the macroeconomic environment.  And I think not just our industry, I think we’ve seen it in — with respect to all industries, that we’ve seen caution in terms of expenditures, and until this macro uncertainty is removed, we can’t say with certainty what the outcome is going to be.

That said, fourth quarter has traditionally been our strongest quarter.  And remember, last year in the third quarter we had this shift from the second quarter into the third quarter of a single item of around $28 million, which distorted the comps.  So I think what we’re seeing is consistent with what the industry is, taking into account our comps of last year and some client losses.

And we’re cautious, but as I indicated, what we’re saying is, with at least 1% organic growth for the year, we should be able to expand our margin to at least the 50-basis- point mark that we had indicated.  But there’s some uncertainty out there, and I think we’re just going to have to manage our business.

The cost controls that we have within our company are coming through very strongly, and you see that.  And of course, our model is a variable-cost-based model, which is how you see the change in our incentive comp, which reflects it.  Remember, our businesses are compensated — including the corporate, by the way — on revenue and margin.  So when you see a pullback in either of those two, then there’s adjustments in our incentive comp.  That’s how our model is built, and that’s how our forecast and our modeling going forward takes into consideration.

Ms. Quadrani:
When you look at a very strong performance you had in the U.K., you mentioned the Olympics obviously was a big factor there.  Could you tell us if you would, if you think you would’ve had positive organic growth in the U.K., aside from the Olympics?

Mr. Roth:
Yes.  It wouldn’t have been 25%, but the answer is yes.

Ms. Quadrani:
Okay, thanks very much.

Mr. Roth:
Okay, Alexia, thank you.

Operator:
Our next question comes from Michael Nathanson from Nomura. . . .

Michael Nathanson, Nomura:
Thanks.  I have three for you.  Just following up on the Olympics question: if you guys had the pass-through costs of $21, then logic would say that the revenues are going to be similar, in the low-$20-million range, right?  That’s a logical assumption?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
There some margin in that number, Michael.

Mr. Nathanson:
Right, so a little margin.  Okay, I just wanted to get that clear.  Second thing is, going back to the weakness of September, at what point when you are in the fourth quarter do you feel that you have a handle on fourth-quarter organic?  Is December the most important month in the quarter, or will two of the three months give you confidence?  At what point, when you come back to the market, do you have a better sense of what the fourth quarter looks like on organic?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Remember, a lot of our project business is in the fourth quarter, and December is the critical month.  If you remember, historically, whenever you look at whether there were good years or bad years, and certainly — not that I think we’re in that position — but when we saw in 2008, December is when it really came — basically, the project business stopped, okay?  We don’t expect that to happen, but certainly December is a critical month.  What we see in October and November is much to business as usual, and we just sort of see how it comes out in December, and we won’t have visibility into that until we’re close to it.

Mr. Nathanson:
Ok, and the last question is for Frank.  On the flexibility of costs in the fourth quarter, aside from comp — the performance comp — is there anything else you have in terms of flexibility that you could bring down if you see that organic revenue coming down, or are you pretty much locked in with a lot of your cost buckets in the fourth quarter?

Mr. Mergenthaler:
Michael, the biggest thing, as you know, with fourth quarter being our largest revenue quarter from a seasonality perspective, you’ve got correlated sequential growth in expenses.  We’re very focused now on managing that sequential increase in cost against that revenue.  So that’s the message out for everybody is, focused very hard on what our run rate was coming in Q3, be very disciplined about adding costs as that seasonal revenue comes in on in Q4.

Mr. Roth:
This doesn’t start — the basics for us of your question — this doesn’t start tomorrow, all right?  At the end of the second quarter, we did our bottom-up, and we said we better be careful with our cost increases.  So we started managing those cost items that potentially are variable at the end of the second quarter, and you’re seeing some of that right in the third quarter.  So I think that’s a good example of how we are — we have visibility into the cost side of our business, and we take actions as quickly as we can to make sure that the impact of those actions that we take are felt as soon as possible.

Mr. Nathanson:
Okay, thanks.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Benjamin Swinburne from Morgan Stanley. . . .

Hersh Khadilkar, Morgan Stanley:
Hi, this is Hersh Khadilkar, actually, on behalf of Ben.  Just wondering, given the more cautious tone on top-line environment, does it change your view on the buyback pace for this year and next?

Michael Roth, Chairman of the Board and Chief Executive Officer:
No.  I think that’s one of the great stories of our Company, and that is, we have a very strong balance sheet.  We continue to anticipate that to be the case, and certainly by year-end — and we continue to have an excess cash position and financial flexibility on our financing.  And as we indicated, we’re committed to the buyback program, and we see that as a great indication to our shareholders that we are committed to enhancing shareholder value. And therefore, that’s why we put in the buyback program and the dividend in the first place, and we see no reason at this point to change our views on that.

Mr. Khadilkar:
Okay, thanks.

Operator:
Thank you, and our next question comes from John Janedis from UBS. . . .

John Janedis, UBS Securities:
Thank you.  Frank, you’ve talked historically about the need for leverage in the SRS line to hit the long-term margin targets.  I think this year most of the margin leverage comes from O&G.  When we look ahead to next year, what kind of growth do we need to see on organic for improvement in SRS?  Thanks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, I think we’ve demonstrated that with any growth we have gotten leverage out of SRS.  So if you look at trailing 12 months, we’ve generated 20 or 30 incremental basis points of margin as of September 30, and most of that’s coming — or a good proportion — has come out of SRS.   So we’re very confident with sustained growth we can continue to drive leverage and that will be a key contributor getting us to competitive margins.

Mr. Janedis:
Okay.  Separately, there’s been a lot of press about the pharma category.  Michael, can you give us an update on those clients, and maybe how that might translate into a headwind next year, if at all?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, there are a number of things that you’re seeing in the pharma business.  One of note, of course, is the consolidations that are out there.  Frankly, pharma is a very important sector to us.  Healthcare is 15%, and we continue to view that as an opportunity for us, evidenced by the acquisitions that we’ve made in that category.

So what we’re experiencing right now is a lot of these drugs are coming off patent, but there is a pipeline of new drugs and launches.  Frankly, we are experiencing some wins in terms of new products going to market, and this is on a global basis.  I think it continues to be an important sector for us, and I think as we move out into 2013 and beyond, pharma will come back in these launches of new products, and we certainly have the capability within that sector to compete very effectively and add to our growth as a result of it.

Mr. Janedis:
Thanks a lot. . . .

Mr. Roth:
I might add — I know the questions are going to be on new clients.  The J&J consolidation was out there, and I know Jerry had a lot of questions of it, so let me cover some of it right now.  Good news for us on J&J, particularly on the media side.  We mentioned last quarter that J&J had a review going with respect to its European media.  I don’t know if it’s been out in the press yet, but we did pick up incremental — on that one we weren’t really doing any European media business for J&J.  And we were successful in picking up new markets with respect to that review.  So we’re very excited about that, and it shows how strong our relationship with J&J is on the media side.

So the next question is, we do have a review on the U.S. side of the media, but I think the fact that we picked up incremental business in Europe is a strong indication of our relationship on J&J and how they view our media offering.  So we’re comfortable with that review as it proceeds.

On the consumer brand review that they had, again, our strength in J&J is in the Acuvue, in the pharma business, and the media business.  We had some consumer brands, particularly Tylenol, that we did lose, but, again, the overall strength of our J&J business is in the other sectors.

Operator:
Thank you, and our next question comes from Peter Stabler from Wells Fargo Securities. . . .

Peter Stabler, Wells Fargo Securities:
Thanks.  I was wondering if you get a little bit more detail about Q4 and the headwinds.  You provided us a some information — and I apologize if I missed this —  could you give us a sense of what the U.S. headwinds are in Q4, and total?  And I have one quick follow-up.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The U.S. headwinds are 3% to 4%.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Particularly in the consumer goods sector.

Mr. Mergenthaler:
Right, and for the aggregate it’s around 2.5%, consolidated.

Mr. Stabler:
Okay, great.  We all know that you’re in the thick of talking to clients about 2013.  Commentary coming out of your European competitors suggests not just fear, I guess, but also hesitation.  Just wondering if you could give us any color of the nature of the conversations.  Do you feel like nominal GDP growth for you is realistic?  You’ve already commented on your confidence around competitiveness.  But if you had take kind of an early look at 2013, any guidance would be great.

Mr. Roth:
Well, Magna put out — they put out their release, did they not?  They did pull back slightly in terms of the macro impact on a global basis.  I think that’s really what, frankly, what we’re seeing.  The conversations that we’ve been having with our multinational clients, of course, is caution, but they also are viewing this as an opportunity.  Which is exactly why you’re seeing some strength in the emerging markets, because that’s where our clients see the battle to be won or lost.  We are seeing very strong conversations about how they can either launch products or gain market share in those markets, and what we’re doing is, we’re putting together plans to help them effectively gain market share or launch in those areas.

I think that conversation and our results reflect that, that they’re still going on and I don’t think you’re going to see major pullbacks in those markets, because what I view as our enlightened clients view this as a good opportunity to gain market share.  So we are right next to them in terms of helping them do this.

Of course there’s caution, as I indicated, and particularly in Europe.  Actually, when you look at our overall international results, they’re positive, which given the competitive set in that area, we’re very proud of the results that we’re seeing on the international markets.  I think there’s caution, we’re concerned, but I don’t see this as wholesale cutbacks the way we have seen in the past.

Mr. Stabler:
Thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Matt Chesler, from Deutsche Bank. . . .

Matt Chesler, Deutsche Bank Securities:
Good morning.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, Matt.

Mr. Chesler:
Just wanted to revisit an earlier question: I think the question was, trying to get a sense for any of the revenue implications in 2013 from some of the consolidations that didn’t go your way.  I know you had made a comment earlier that you were net new business positive through the third quarter, but a couple of those consolidations didn’t go the way — I know some of them weren’t as big as the headlines appeared, but do you — as you go into 2013, what’s the implications from those losses?

Mr. Roth:
Yeah, I think the big one that you’re referring to — we can’t really comment on specific clients — but the one that you’re referring to is the Pfizer consolidation.  And as we indicated, there was some impact of that.  A lot of that was local business that we already do, and it’s not taking into effect until the end of 2013 and 2014.  We don’t have a lot of visibility into that right now, but frankly it’s sort of business as usual for us.  As we indicated, we didn’t think that’s going to be a material impact for us, certainly going into 2013.

On the other side of it, we have been picking up additional product launches on a global basis, whether it be at McCann Healthcare or Draftfcb.  Our pharma offering at J&J continues to see that as well.  So although there may be some exposure as a result of the consolidation at Pfizer, we are seeing some positive impacts and wins in our other pharma sectors.

Mr. Chesler:
Would you go so far as to say that you’re entering 2013 with a tailwind? Or is it —

Mr. Roth:
I wouldn’t use — first of all, I told the team I don’t like to jinx things, I’m kind of superstitious.  So I will keep it where it is right now, that we’re net new business positive for the first three quarters.

Mr. Chesler:
Right.  And in terms of the buyback, do you think of your investment in Facebook as something that’s supplemental to your current authorization, or that would just help you deploy what you’ve already committed to?

Mr. Roth:
Well, I think if you look at our past actions, when we sold the other half, the immediate thing we did was increase our authorization.  I think that should give you an indication on how we view the Facebook proceeds, if and when we realize them.  Our lawyers are looking at me like crazy.

Mr. Chesler:
Okay.  In terms of the bigger bucket for base benefits and tax, what kind of leverage and what should we be expecting in Q4?  Is it possible that could be down sequentially given that you guys got an early start —

Mr. Mergenthaler:
I don’t expect it to be down sequentially, Matt. I do think — we are expecting to see greater leverage out of it.

Mr. Chesler:
Great, thanks.

Mr. Mergenthaler:
Because the seasonality revenue growth, that would be very difficult to do to reduce it.

Mr. Chesler:
Yes, understood.  All right, thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you.  Our next question comes from Anthony DiClemente from Barclays. . . .

Anthony DiClemente, Barclays:
Thank you very much.  Just a couple.  I’m sorry if you said this, but, Frank, did you —were you able to parse out in the U.S. what the tailwind from Olympic-related work in the 3Q was, in terms of basis points?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
What we said was it came — there’s about $20 million of incremental Olympic work in the U.K.

Mr. DiClemente:
In the U.K., okay.  What about the U.S.?

Mr. Mergenthaler:
There’s no incremental Olympic revenue in the U.S.

Mr. DiClemente:
Okay, and then another one —

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me just comment about the Olympics.  Down the road — it’s not immediate — but obviously in Brazil, we have some engagements with respect to the FIFA and the Olympics in place.  So that’s pretty exciting to see down the road.  There are opportunities.

Mr. DiClemente:
Okay.  And then, Frank, I know you have some issues that come up in 2013.  I mean your balance sheet.  So it’s converts — the call, I think that’s March.  You’ve got 10% notes that you could potentially term out mid-year next year.  I guess the question is, is there any reason at all that you would not look to refinance those issues at much lower rates?

Mr. Mergenthaler:
No.

Mr. DiClemente:
All right.  That’s good, okay.  Great.

Mr. Roth:
You heard my comments in saying we see opportunities on our balance sheet.  That’s what we were referring to.

Mr. DiClemente:
Sure.  Okay, got it, loud and clear.  Finally, Michael, for you.  I wonder, it’s just kind of interesting that CMOs in the U.S. wouldn’t be using this type of environment with capital kind of a little bit easier to just go after market share.  I understand there’s caution, but I’m just wondering is there anything else going on with respect to how CMOs are looking at the world.  Are they taking incremental dollars and perhaps going some more on their own in terms of earned media?  Maybe you could just provide us an update on what you’re seeing in digital and technology.  Are people maybe allocating dollars more efficiently to mobile or to social?  And just wondering if what’s happening is that because usage and time spend is moving towards those types of platforms that they can perhaps spend and campaign a bit more efficiently.  Thanks a lot.

Mr. Roth:
It’s a great question.  The fact is, that’s where a lot of the action is.  Just take a look at the increase in digital overall and you can see how it’s outpacing spend in other outlets.  That doesn’t mean TV and cable is not growing, it is.  But “the internet” and digital is growing at a faster rate.  The notion of paid and earned media, you’re spot on on the point of our clients are looking to us to make sure that they get better reach, more effectiveness, with less expenditure.  I was waiting to use this phrase on this call and I’ll use it, and that is that confusion is good. This is where we earn our keep.

And, yes, the clients are saying I want to gain market share, I want to increase my exposure to the consumer base, but I want to do it in a much more efficient way.  We are seeing that, and ultimately, I don’t — they’re looking to see more earned than paid, and it’s incumbent upon us to have the tools and resources to do that.  So we are seeing the impact of that.  Frankly, you’re seeing a lot of that, a lot of the reviews that are out there are on the media side.  And the reason for it is because everyone, they are looking for efficiencies.

I might add, by the way, on the Unilever media pitch, I think that came to a close after the last announcement we had.  On that one, we retained the business we had, and we picked up some incremental business there, which also was good.

What they’re looking for is for us to use all the tools and resources to be more efficient in how they spend their dollars.  So it’s not that they’re taking the dollars and spending it elsewhere, they just want to get more for the same amount of money that they were spending.  And in some cases, there’s pressure on their P&L, and they’re concerned about where to spend their money on a macro basis, so we see some pullback.  That’s not the same as where we experienced before just a total stop of marketing dollars.

Mr. DiClemente:
Thanks a lot.

Mr. Roth:
Okay.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from James Dix from Wedbush. . . .

James Dix, Wedbush Securities:
Thanks very much, good morning.

Just a couple of things.  Going back to September, which seems to have been a tough month industry-wide, do you have any other color as to where you saw, geographically, any more increased caution than anywhere else?  For the quarter, at least, your international growth beat my expectations and seemed pretty strong.  So I was curious as to whether you had any more color as to what you saw in September, specifically by geography, and whether that kind of mix of concern by geography is continuing so far in the fourth quarter?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, I think most — not most, but a good part of it was here in the United States, and that was reflected in our results.  And frankly, the impact on retail was one of the areas that we’ve seen it.  I think that’s where the question of macro impact of getting our act together in Congress and the uncertainties in terms of the fiscal cliff that we’re facing, and I think you’re seeing it on the retail sector.  So it’s likely to spill over to a caution on the part of our clients on the retail side.  And so I think a portion of it is coming through this.

Mr. Dix:
Okay, great.  And then, secondly, if you are able to achieve your 1% organic growth, or at least that for the year, what are the items that could cause you to have less than 50-basis margin improvement for the year?  Is it just the mix of the growth versus head count?  I’m just trying to understand how those dynamics could play out for the full year, and what you’re seeing in the fourth quarter?

Mr. Roth:
Well, one of the items that’s in there, frankly, that would impact it would be severance.  To the extent we have to take actions when we see softness in the revenue, then, historically, because of our variable cost model, it comes out in headcount.  So you might see some — right now we’re using 1% in severance, so you’ll see a slight pick-up in severance.  But the rest of it is pretty consistent with what we’ve seen in the past.

Mr. Dix:
Okay.  And I guess, finally, on incentives for the year, I know you talked about 3.5% to 4%, and it sounds like part of your lower accruals in the third quarter was due to the lower organic growth.  Any general sense at this point as to what we should be modeling for that for the full-year, or is it just too hard to say?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I’d probably say 3% to 3.5%.

Mr. Dix:
Okay.  Thanks very much, Frank.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from David Bank from RBC Capital Markets. . . .

David Bank, RBC Capital Markets:
Hey, thanks.  Good morning, guys.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, David.

Mr. Bank:
Frank, I feel like every call for the past couple I’ve asked you this question, which was, when you think about the minimum amount of tailwind you need to get to operating leverage for the 50 basis points of margin improvement, what is the minimum amount of revenue you need?  I guess the question is getting answered here, in that this year at least, it sounds like you don’t need any more than 100 basis points, necessarily, to get there.  I guess I’ll take one more shot at it.  What do you think is the minimum amount of revenue growth you need to get the 50 basis points of improvement?

And then, recognizing that this was a — there’s a bunch of extraordinary things going on this year in terms of client headwinds and just general environment — what do you think you need on the more sustained basis over the next couple?  As you target the margin improvement, what is the minimum amount of revenue growth you think you need to get the operating leverage?  Thank you very much for taking the question.

Mr. Mergenthaler:
You’re welcome.  I’ll try again, David.  For this year, as we’ve called out in Michael’s comments, that we believe with 1% growth, 50 basis points is attainable.  What puts that at risk is the comment Michael just made: if, in fact, as we go through 2013 planning, and revenue concerns move to next year, and we need to take action with respect to headcount — because it’s a variable cost model, as Michael called out — there could be some severance pressure on it, right?  If we’ve got to take severance actions, we’re going to go ahead and do that, and that may put the 50 basis points at risk.

Mr. Bank:
I guess I’m asking, though, could you do it at lower than 1%, or is that the —

Mr. Mergenthaler:
We said 1% gives us — 50 basis points is attainable.

Mr. Bank:
Okay, understood.  And then more on a going forward basis?

Mr. Mergenthaler:
Going forward, I think we’re still in the same place as where we were on Investor Day, when we put the longer-term model in front of the investment community.  We were at 4% to 5% growth.  We think we can get a hundred basis points of margin improvement, and we’re still there.  We’d like to see, as Michael said, we’re going to be competitive with respect to top line.  What that means, based on the macroeconomic situation, we’re not sure yet.  We’re not ready to commit to that yet, but we think with 4% to 5% growth we get back on the margin trajectory that we called out on the Investor Day over a year ago.

Mr. Bank:
But — I’m sorry —

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me weigh in a little bit here.  We’ve consistently said that what we need is growth to expand margin.  Remember, we’re still not at competitive margins, okay?  So we’re in a little different position, in terms of margin expansion.  When we say we need — whether it be 1% and we can expand margin — I think what we’ve shown, if you look at our results through the three months, we’ve had a 30-basis-point margin expansion.  The point here is that, directionally, we still have the opportunity to expand margin in the low-growth environment.  To get to the competitive margin, obviously we have to step up and have greater revenue.  But for the thesis of whether we’re in a position to expand our margin that we don’t need those kind of growth levels to consistently do that because of the variable cost model that we have.  If we weren’t managing our costs as effectively as we are, then we couldn’t make that statement.

Now, you’re seeing this in, of course, all businesses now, and certainly in the United States.  The issue is a revenue issue, it’s not a cost issue.  Businesses have learned how to manage their costs profile.  Even though people are meeting their objectives, they’re meeting it by a cost side of the business, not the revenue.  That’s really what’s driving the macroeconomic concerns, and that is, at some point in time, we have to convert to more growth on the revenue side than expense management.  That’s the concern that I think you’re seeing across all sectors.  We see growth, we see margin expansion, but until we get real revenue pick-ups in terms of the macroeconomic side, that’s when you see the greater expansion on the margin for us going forward.  That’s a truism.

Mr. Bank:
I guess one quick follow-up.  You definitely have sort of spoiled us in your ability to generate the operating leverage off of a less-robust revenue base growth.  The question really is, and I don’t know if you can answer this one, but, can you keep doing this?  If you get — no one really knows what next year holds exactly to within 100 or 200 basis points — but if you were to only grow, say, 100 basis points next year, do you think 50 bps of margin expansion is doable again?

Mr. Roth:
Well, I’m not going to pin 50 basis points.  What I’m going to tell you, as I just said —

Mr. Bank:
I tried, Michael —

Mr. Roth:
That on margin for revenue growth we continue to be able to expand margin.  Yes, the answer is we can keep doing that, because we have a variable cost model.  But it’s not going to grow at the rate that we’d like it to grow in a more robust environment.  It’s not even a robust environment.  Our Investor Day, we said 4% to 5% organic growth, okay, which is historically what our industry has been able to grow.  What’s holding the industry from historically getting there has been the macroeconomics.  Remember, our position — and we’ve proven it — is that we have competitive offerings, so now we’re crossing the street with the crowd looking at macroeconomics.  And so, in a lower-growth environment, and we can still grow margin, but it’s not going to be at the growth rate that we would all like to see.  But it’s a revenue issue, it’s not a cost issue.

Mr. Bank:
Okay, thank you very much, guys.  Thanks for taking all those questions.

Mr. Roth:
You’re welcome, David.

Operator:
Thank you, and I have a question from Dan Salmon from BMO Capital Markets. . . .

Daniel Salmon, BMO Capital Markets:
Good morning guys, two questions.  First, notwithstanding all the broader issues you’ve already discussed, how are you thinking clients may time their decisions on budgets for next year in light of things like the U.S. fiscal cliff coming right up at the end of the year?  Do you expect a delay in terms of when you will be hearing back from clients?  And then, secondly, any changes in the labor market for digital talent these days?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, the changes are it — it’s not a change, it continues to be very competitive.  I think we’re seeing less turnover.  When you have a difficult economic environment you don’t see a lot of people jumping jobs.  Still, that’s the area that we’re still seeing a lot of competitiveness in terms of recruiting.  The good news is we have great agencies and great clients, so we have good places for those talented people to go and feel comfortable with the work they’re doing.  I think it’s a challenge, but we’re up to it and if you looked at our headcount improvement, or increase if you will, on the digital side and the media side is where we’re seeing our growth.  So it shows we do have the ability to hire in there.

When our clients are going to see the light — if everyone gets their act together and we have resolution of all the fiscal cliff and sequestration and all the stuff that’s out there, then I think 2013 will be a pleasant surprise for everybody.  But we’re not going to see it all of a sudden in December, the flood gates aren’t going to open up and happy days are here again, and we’re looking at huge growth rates.  I think it will happen, but it’s just a question of when all these other issues — and Europe, let’s not forget the issues in Europe — all come together.

And if we get resolution of all this, than I think we can return to the days when we see good solid growth in our industry, and we’ll see the margin expansion that we were talking about.  But it’s not a light switch that all of a sudden they just open up the flood gates, because remember, this takes a while for people to get their plans together and for us to work with them in terms of how to spend their money.

Mr. Salmon:
Great, thanks guys.

Operator:
We are now approaching 9:30.  We will be turning the call back to Michael.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you very much.  Again, I look forward to our next earnings call and thanks for your participation.

Operator:
Thank you, and that does conclude today’s conference call. . . .

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.